Exhibit 10.1

CELL THERAPEUTICS, INC.

DIRECTOR COMPENSATION POLICY

Non-employee directors of Cell Therapeutics, Inc., a Washington corporation (the “Company”) shall be entitled to the compensation set forth below for their service as a member of the Board of Directors (the “Board”) of the Company. This policy supersedes all prior policies or provisions of any equity plans concerning compensation of the Company’s non-employee directors, except that any prior equity awards previously earned by a director, but which have not yet been granted, remain valid.

Cash Compensation

Annual Retainer for Board Service

Effective January 1, 2007, each non-employee director shall be entitled to an annual cash retainer in the amount of $25,000 (the “Annual Retainer”). The Company shall pay the Annual Retainer on an annual basis paid on the first business day of the calendar year, subject to the non-employee director’s continued service to the Company as a non-employee director on such date.

Annual Retainer for Chairman of the Board Service

Commencing January 1, 2007, a non-employee director who serves as the Chair of the Board shall be entitled to an annual cash retainer in the amount of $52,500 (the “Chair of the Board Retainer”). The Company shall pay the Chair of the Board Retainer on an annual basis paid on the first business day of the calendar year, subject to the non-employee director’s continued service to the Company as Chair of the Board.

Board Committee Chair Retainer

Commencing April 1, 2007, a non-employee director who serves as the Chair of the Audit, Compensation or Nominating and Corporate Governance committee of the Board shall be entitled to an annual cash retainer in the amount of $10,000 (the “Chair Retainer”). The Company shall pay the Chair Retainer on an annual basis, subject to the non-employee director’s continued service to the Company as Chair of such committee for the following quarter.

Board Meeting Attendance Fee

Commencing April 1, 2007, a non-employee director who attends a Board meeting, whether in person or telephonic and regardless of length, will be entitled to a fee in the amount of $2,000 (“Board Meeting Fee”) for each meeting. The Company shall pay the Board Meeting Fee on a quarterly basis in arrears.

Board Committee Meeting Attendance Fee

Commencing April 1, 2007, a non-employee director who attends a committee meeting, whether in person or telephonic and regardless of length or whether a meeting is scheduled on the same day as a Board meeting, will be entitled to a fee in the amount of $1,000 (“Committee Meeting Fee”) for each meeting. The Company shall pay the Committee Meeting Fee on an annual basis paid on a quarterly basis in arrears.

Equity Compensation

Initial Equity Award for New Directors

For new non-employee directors appointed or elected after January 1, 2007, on the date a new director becomes a member of the Board, each non-employee director shall automatically receive a grant as follows: a restricted stock award of 3,000 shares of Company’s common stock and an option to purchase 9,000 shares of the Company’s common stock (an “Initial Award”), with such option to have an exercise price equal to the closing price of the Company’s common stock on the date of grant. The Initial Award is subject to vesting over a period of three years in equal annual installments commencing on the date of grant, subject to the non-employee director’s continued service to the Company through the vesting dates. An employee director who ceases to be an employee, but who remains a director, will not receive an Initial Award.

Annual Equity Award for Continuing Board Members

Commencing with the 2007 Annual Meeting of Stockholders, each continuing non-employee director shall automatically receive an annual grant as follows: a restricted stock award of 3,000 shares of the Company’s common stock and an option to purchase 9,000 shares of the Company’s common stock (an “Annual Award”), with such option to have an exercise price equal to the closing price of the Company’s common stock on the date of grant. The Annual Award for continuing Board members shall vest in full on the earlier of (i) the one year anniversary of the date of grant and (ii) the date immediately preceding the date of the Annual Meeting of the Company’s stockholders for the year following the year of grant for the award, subject to the non-employee director’s continued service to the Company through the vesting date.

Provisions Applicable to All Non-Employee Director Equity Compensation Grants

All grants shall be subject to the terms and conditions of the Company’s 2003 Equity Incentive Plan, or any other equity compensation plan approved by the Company’s shareholders, and the terms of the restricted stock agreement or option agreement issued thereunder.

Any unvested shares underlying non-employee director option grants or restricted stock awards shall become fully vested in the event of a change in control with respect to the Company while such non-employee director is a member of the Board.

Expense Reimbursement

All non-employee directors shall be entitled to reimbursement from the Company for their reasonable travel (including airfare and ground transportation), lodging and meal expenses incident to meetings of the Board or committees thereof or in connection with other Board related business. The Company shall also reimburse directors for attendance at director continuing education programs that are relevant to their service on the Board and which attendance is pre-approved by the Chair of the Nominating and Corporate Governance Committee or Chair of the Board. The Company shall make reimbursement to a non-employee director within a reasonable amount of time following submission by the non-employee director of reasonable written substantiation for the expenses.

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